EXHIBIT B-1
DRAFT



                              Cinergy Corp.
                         139 East Fourth Street
                         Cincinnati, Ohio  45202
                           ___________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26, 1996

TO THE SHAREHOLDERS OF
CINERGY CORP.:

    Notice is Hereby Given that the Annual Meeting of Shareholders of Cinergy Corp. will be held in the OAK ROOM of the CINCINNATI CLUB BUILDING, 30 GARFIELD PLACE, Cincinnati, Ohio, on Friday, April 26, 1996 at 11:00 a.m., eastern daylight saving time, for the purposes of:

    (1) the election of six Class II directors to serve for three-year terms expiring in 1999;

    (2) the adoption of the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan;

    (3) the adoption of a proposed amendment to the Cinergy Corp. Annual Incentive Plan;

and the transaction of such other business as may legally come before the meeting.

    Only shareholders of record at the close of business on Monday, February 26, 1996, will be entitled to vote at the meeting and at any adjournment thereof. It is important that your shares be represented at this meeting in order that the presence of a quorum may be assured. Shareholders, whether or not they now expect to be present at the meeting, are requested to mark, date and sign the enclosed proxy, and return it promptly. An addressed envelope, on which no postage stamp is necessary if mailed in the United States, is enclosed for use in returning the proxy. A shareholder executing and delivering the enclosed proxy has the power to revoke it at any time before the authority granted by the proxy is exercised.


                                  Cinergy Corp.



                                  By Cheryl M. Foley, Secretary

Dated March 15, 1996